Exhibit (h)(13)

NON-CUSTODIAL SECURITIES LENDING AGREEMENT BETWEEN each series of Met Investors Series Trust and Metropolitan Series Funds identified on Annex A AND JPMORGAN CHASE BANK, N.A

Table of contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
	1.1. Intention of the Parties	1
	1.2. Definitions	1

2.	THE SECURITIES LENDING SERVICES	7
	2.1. Appointment; Authority	7
	2.2. Loans	7
	2.3. Borrowers	8
	2.4. Receipt of Collateral; Collateral Substitution	9
	2.5. Mark to Market Procedures	9
	2.6. Investment of Cash Collateral	10
	2.7. Distributions	11
	2.8. Voting Rights; Dividend Reinvestment Plans	13
	2.9. Sale of a Security on Loan	14
	2.10. Recordkeeping; Access to J.P. Morgan’s Records	15
	2.11. Statements of Account	15
	2.12. Notifications	15
	2.13. Change Control	16
	2.14. Direction to Custodian.	16

3.	OBLIGATIONS OF J.P. MORGAN IN THE CASE OF BORROWER DEFAULT	17
	3.1. Default by Borrower with respect to Securities on Loan	17
	3.2. Indemnification of Lender in Respect of Securities	17
	3.3. Application of Collateral/Assignment of Rights	18

4.	INSTRUCTIONS	19
	4.1. Acting on Instructions; Method of Instruction and Unclear Instructions	19
	4.2. Verification and Security Procedures	20
	4.3. Instructions; Contrary to Law/Market Practice	20
	4.4. Cut-Off Times	21
	4.5. Electronic Access	21

5.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN	21
	5.1. Fees and Expenses	21
	5.2. Overdrafts	23
	5.3. J.P. Morgan’s Right Over Securities; Set-off	23

6.	ADDITIONAL PROVISIONS RELATING TO THE PARTIES	25
	6.1. Representations of Lender and J.P. Morgan	25
	6.2. Lender to Provide Certain Information to J.P. Morgan	26

7.	WHEN J.P.MORGAN IS LIABLE TO LENDER	26
	7.1. Standard of Care; Liability	26
	7.2. Force Majeure	27
	7.3. J.P. Morgan May Consult With Counsel	27
	7.4. J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	28
	7.5. Responsibility for Certain Third Parties	29
	7.6. Service Locations	29

8.	TAXATION	30
	8.1. Tax Filings	30
	8.2. Tax Treatment	30

	8.3. Tax Relief Services	31

9.	TERMINATION	32
	9.1. Term and Termination	32
	9.2. Exit Procedure	32

10.	MISCELLANEOUS	33
	10.1. Notifications	33
	10.2. Successors and Assigns	33
	10.3. Interpretation	33
	10.4. Entire Agreement	33
	10.5. Insurance	33
	10.6. Governing Law and Jurisdiction	34
	10.7. Severability; Waiver; and Survival	34
	10.8. Confidentiality	35
	10.9. Counterparts	35
	10.10. No Third Party Beneficiaries	35

	SCHEDULE 1 Investment Guidelines	39
	SCHEDULE 2 Approved Borrowers	40
	SCHEDULE 3 Eligible Collateral	43
	SCHEDULE 4 Lender Accounts and Markets	47
	SCHEDULE 5 Persons Authorized To Give Instructions	52
	SCHEDULE 6A Form of Master Securities Lending Agreement (US Borrowers)	53
	SCHEDULE 6B Form of Master Securities Lending Agreement (non-US Borrowers)	54
	SCHEDULE 7 Cut-off Times	55
	SCHEDULE 8 Electronic Access	56
	INDEMNIFIED REPO ADDENDUM	59

2

NON- CUSTODIAL SECURITIES LENDING AGREEMENT

This Agreement, dated                     , is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 4 New York Plaza, 12th Floor, New York, NY 10004; and each series of Met Investors Series Trust and Metropolitan Series Funds identified on Annex A hereto, severally (each a “Lender”), with a place of business at One Financial Center, Boston, MA 02111.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties

This Agreement sets out the terms on which J.P. Morgan will provide securities lending services to Lender. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement.

1.2.	Definitions

As used herein, the following terms have the meanings hereinafter stated.

“Affiliate” with respect to a party means an entity controlling, controlled by, or under common control with, that party.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Investment” means any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, pursuant to Section 2.6 of this Agreement and the Investment Guidelines.

“Authorized Person” means any person who has been designated by written notice from Lender in the form of Schedule 5 to this Agreement to act on behalf of Lender under this Agreement. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from Lender (or its agent) that any such person is no longer an Authorized Person.

“AutoCredit” has the meaning set forth in Section 2.7(a) of this Agreement.

“Borrower” means an entity listed on Schedule 2 to this Agreement other than an entity which J.P. Morgan shall have been instructed to delete from such list in accordance with Instructions and as such Schedule may be amended in accordance with Section 2.3 of this Agreement.

“Business Day” shall have the meaning assigned in the applicable MSLA, including any applicable Addendum or Exhibit to the applicable MSLA and shall, include, as applicable, a New York Business Day and a Foreign Business Day as defined in the applicable MSLA.

“Cash Collateral” means those currencies permitted under Schedule 3 to this Agreement to be accepted as Cash Collateral as may be pledged by a Borrower in connection with a particular Loan.

“Cash Distributions” has the meaning set forth in Section 2.7(a) of this Agreement.

“Change” has the meaning set forth in Section 2.13 of this Agreement.

“Change Request” has the meaning set forth in Section 2.13 of this Agreement.

“Collateral” means the types of collateral acceptable to Lender as set forth in Schedule 3 to this Agreement, together with Cash Collateral.

“Collateral Account” means, as the case may be, an account or accounts maintained by J.P. Morgan with its global custody business, with any Securities Depository or with any Tri-party Institution and designated as a Collateral Account for the purpose of holding Collateral, Authorized Investments, or proceeds of any of them (as the case may be) in connection with Loans under this Agreement.

“Collateral Requirement” with respect to a given Security shall be an amount equal to the then applicable percentage of the Market Value of the applicable Security as set forth in Appendix A to Schedule 3 to this Agreement, as that Appendix may be amended by J.P. Morgan from time to time on notice to Lender.

“Confidential Information” means and includes all nonpublic information concerning Lender, the Lending Accounts or the Collateral Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is already in possession of J.P. Morgan prior to disclosure by Lender, information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement, information developed by J.P. Morgan independent of any information provided by Lender pursuant to this Agreement or information which J.P. Morgan obtains on a nonconfidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Contract Year” means each consecutive 12-month period from the date of this Agreement.

“Cut-off Time” has the meaning set forth in Section 4.4 of this Agreement.

“Distributions” means all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts and Global Depositary Receipts) made by the issuer with respect to Securities subject to Loans.

“Dollars” means U.S. dollars.

“Event of Default” has the meaning set forth in the applicable MSLA.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person in the manner specified next to their name in the relevant Schedule.

“Investment Guidelines” has the meaning set forth in Section 2.6(a) of this Agreement.

“J.P. Morgan Custody Agreement” means the agreement dated as of             , between J.P. Morgan and Lender, which provides, inter alia, for the safekeeping of Securities received by J.P. Morgan from time to time on behalf of Lender, as that agreement may be amended from time to time.

“J.P. Morgan Indemnitees” means J.P. Morgan and its nominees, directors, officers, employees and agents.

“Lending Account” means each of the Securities Accounts set forth in Schedule 4 to this Agreement, as that Schedule may be modified from time to time by agreement of the parties.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Loan” means a loan of Securities under this Agreement and under the applicable MSLA.

“Loan Fee” means the amount payable by a Borrower to J.P. Morgan under the applicable MSLA in connection with Loans collateralized by Collateral other than Cash Collateral.

“Market Value” means the value reasonably determined by J.P. Morgan in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and proceeds of Collateral) are denominated in a currency other than Dollars; and in the case of fixed income Securities, including any accrued but unpaid interest thereon. In the case of Cash Collateral, “Market Value” means the value of the cash delivered by Borrower. “Market Value” shall be determined as of the close of trading on the preceding Business Day.

“MSLA” means a master securities lending agreement or securities borrowing agreement between J.P. Morgan and a Borrower, under which J.P. Morgan lends Securities on behalf of its customers (including Lender) from time to time. A copy of J.P. Morgan’s standard forms of MSLA, including (as applicable) the international addendum to the MSLA, are annexed to this Agreement (i) as Schedule 6A in the case of Borrowers located in the United States, and (ii) as Schedule 6B in the case of Borrowers located outside the United States. (The location of each Borrower is indicated in Schedule 2.)

“Non-cash Distributions” has the meaning set forth in Section 2.7(b) of this Agreement.

“Operating Procedures” has the meaning assigned in Section 2.14.

“Rebate” means the amount payable by J.P. Morgan on behalf of Lender to a Borrower (or, in the case of a negative rebate, the amount payable by Borrower to J.P. Morgan on behalf of Lender) in connection with Loans collateralized by Cash Collateral, which shall be a percentage of the Cash Collateral as agreed by Borrower and J.P. Morgan.

“Return Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets.

“Securities Account” means each of the securities accounts established and maintained by the State Street Custodian on behalf of Lender under the State Street Custody Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system for the central handling of Securities, whether or not acting in that capacity. The term Securities Depository shall include any subcustodian network utilized by the Securities Depository.

“Security Procedure” means a security procedure to be followed by Lender upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time with respect to the services set forth in the State Street Custody Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Lender acknowledges that the Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Lender through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“State Street Custodian” shall mean State Street Bank and Trust Company.

“State Street Custody Agreement” means the agreement dated as of                    , between State Street Custodian and Lender, which provides, inter alia, for the safekeeping of Securities received by State Street Custodian from time to time on behalf of Lender, as that agreement may be amended from time to time. “Term Loan” has the meaning set forth in Section 2.2(c) of this Agreement.

“Tri-party Agreement” means an agreement among J.P. Morgan, a financial institution acting as tri-party custodian, and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at the financial institution in J.P. Morgan’s name on behalf of J.P. Morgan’s lending customers and for the substitution of Collateral.

“Tri-party Institution” means a financial institution (which may be J.P. Morgan acting in a separate capacity) with which J.P. Morgan shall have entered a Tri-party Agreement.

All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.

2.	THE SECURITIES LENDING SERVICES

2.1.	Appointment; Authority

(a)	Lender hereby appoints J.P. Morgan as its agent to lend Securities in each of the Lending Accounts on Lender’s behalf to Borrowers from time to time in accordance with the terms of this Agreement and on such terms and conditions and at such times as J.P. Morgan shall determine. J.P. Morgan hereby accepts appointment as such agent.

(b)	Lender hereby authorizes and empowers J.P. Morgan to execute in Lender’s name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to J.P. Morgan. In this regard, Lender hereby acknowledges receipt of the forms of MSLA and authorizes J.P. Morgan to lend Securities in the Lending Accounts to Borrowers under agreements substantially in the forms of the MSLA; it being understood and agreed, however, that J.P. Morgan shall notify Lender of any material change to the MSLA entered into with any Borrower. J.P. Morgan may exercise all rights and powers provided under any MSLA as may be incidental to that MSLA.

(c)	Lender and J.P. Morgan have entered into the J.P. Morgan Custody Agreement to provide for the safekeeping of Securities received by J.P. Morgan as it provides agent lending and cash collateral investment services to Lender under this Agreement.

2.2.	Loans

(a)	From time to time, J.P. Morgan may lend to Borrowers Securities held in the Lending Accounts and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Except as the Lender may indicate in writing to J.P. Morgan from time to time, all Securities of Lender held by J.P. Morgan that are issued, settled or traded in the markets listed on Schedule 4 to this Agreement may be lent to Borrowers from time to time without the consent of any Authorized Person. All Loans shall be made on a fully disclosed basis. At the inception of a Loan J.P. Morgan shall advise State Street Custodian of the Loan, accept delivery of such Securities from State Street Custodian and then transmit the same to Borrower. J.P. Morgan may suspend lending activity in one or more markets from time to time if it determines that lending in those markets is impracticable or uneconomical.

(b)	J.P. Morgan shall seek to assure that Lender receives a fair allocation of lending opportunities vis-a-vis other lenders, taking into account the demand for and availability of Securities, types of Collateral, eligibility of Borrowers, Borrower’s requested Rebate rate, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors.

(c)	Loans shall generally be terminable on demand. With the prior written approval of Lender, however, Loans may be made on the basis of a specified termination date (each a “Term Loan”), with or without providing for the right of Lender to terminate or substitute equivalent Securities.

(d)	J.P. Morgan shall terminate any Loan of Securities to a Borrower as soon as practicable after: (i) receipt by J.P. Morgan of a notice of termination of the respective MSLA by the Borrower; (ii) receipt by J.P. Morgan of Instructions directing it to terminate a Loan; (iii) receipt by J.P. Morgan of Instructions instructing it to delete from Schedule 2 to this Agreement the Borrower to which such Loan was made; (iv) receipt by J.P. Morgan of Instructions advising that the Security subject to a Loan is no longer subject to the representations contained in Section 6.1 of this Agreement; (v) receipt by J.P. Morgan of notice advising that an Event of Default has occurred and is continuing beyond any grace period that may be afforded by J.P. Morgan; (vi) J.P. Morgan elects, in its sole discretion, to terminate a Loan other than a Term Loan; or (vii) termination of this Agreement. Termination of a Term Loan prior to its anticipated termination date by either Lender or Borrower may result in the terminating party having to pay the non-terminating party damages based on the cost of obtaining a replacement loan. In regard to a Loan being terminated, J.P. Morgan shall instruct the Borrower to return Securities to J.P. Morgan, and J.P. Morgan shall then deliver such Securities to State Street Custodian. In the event of Borrower’s failure to return the applicable Securities upon termination of a Loan, J.P. Morgan shall take the steps specified in Section 3.1 of this Agreement.

(e)	Lender shall not engage in any security lending activity with regard to Securities held in any Lending Account during the term of this Agreement, except for Loans made by J.P. Morgan as lending agent under this Agreement.

2.3.	Borrowers

(a)	Securities may be lent to any Borrower listed in Schedule 2 to this Agreement, in J.P. Morgan’s sole discretion. Schedule 2 to this Agreement may be updated from time to time upon written notice by J.P. Morgan to add new Borrowers and to delete entities that have ceased to be potential

Borrowers. If Lender notifies J.P. Morgan in writing within five business days from the date of any such notice that it objects to a potential Borrower, no Loans of Securities shall be made to such potential Borrower. If Lender does not so object within such five business day period, each potential Borrower notified to Lender by J.P. Morgan shall be deemed acceptable to Lender. Lender may at any time provide Instructions to J.P. Morgan to delete a Borrower from Schedule 2 to this Agreement. Promptly following receipt of those Instructions J.P. Morgan will cease making Loans to that Borrower and promptly take the steps set forth in Section 2.2(d) of this Agreement. J.P. Morgan shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender.

(b)	J.P. Morgan may assume (unless its personnel directly responsible for the performance of the services under this Agreement have actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is or may become an Event of Default has occurred and that Borrower is in compliance with its obligations under the applicable MSLA.

(c)	J.P. Morgan shall have no responsibility for the accuracy or completeness of any information supplied by any Borrower.

2.4.	Receipt of Collateral; Collateral Substitution

For each Loan, J.P. Morgan or a Tri-party Institution shall receive and hold all Collateral required by the applicable MSLA in a Collateral Account. A given Loan may be collateralized by more than one type of Collateral. J.P. Morgan shall credit, or where applicable shall have a Tri-party Institution credit, all Collateral, Cash Collateral investments and proceeds to a Collateral Account and J.P. Morgan shall mark its books and records to identify Lender’s interest therein. In this regard, J.P. Morgan shall segregate assets held in each Collateral Account maintained from J.P. Morgan’s proprietary assets. J.P. Morgan shall accept substitutions of Collateral in accordance with the applicable MSLA or Tri-party Agreement, and shall credit, or where applicable shall have a Tri-party Institution credit, all such substitutions to a Collateral Account.

2.5.	Mark to Market Procedures

(a)	J.P. Morgan shall require initial Collateral from Borrower for a Loan in an amount determined by applying the then applicable Collateral Requirement to the Market Value of the Security that is the subject of the Loan.

(b)	J.P. Morgan shall calculate the Market Value of the Collateral on each Business Day. If the Market Value of the Collateral held by J.P. Morgan on behalf of Lender for a Loan on any Business Day is less than the Collateral Requirement set forth on Appendix A to Schedule 3 to this Agreement, J.P. Morgan shall demand on behalf of Lender that the applicable Borrower deliver additional Collateral in accordance with the applicable MSLA. J.P. Morgan also may from time to time establish de minimis guidelines with respect to Collateral under which a demand for additional Collateral from a Borrower would not be made even where otherwise required under this Agreement, provided that the Market Value of Collateral then held with respect to such Loan is greater than or equal to 100% of the Market Value of the Securities on Loan.

(c)	J.P. Morgan is authorized to return excess Collateral to the Borrower upon demand, in accordance with the terms of the applicable MSLA.

(d)	J.P. Morgan may modify the Collateral procedures set forth on Appendix A to Schedule 3 to this Agreement from time to time based on general market conditions (including volatility of Securities on Loan and of Securities Collateral), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. J.P. Morgan shall promptly notify Lender of material revisions to the Collateral Requirement and the foregoing procedures.

2.6.	Investment of Cash Collateral

(a)	J.P. Morgan is hereby authorized to invest and (subject to Section 2.6(c)) reinvest Cash Collateral in accordance with the investment guidelines set forth in Schedule 1 to this Agreement (the “Investment Guidelines”). The Investment Guidelines may be amended from time to time by written agreement of the parties. Authorized Investments are not guaranteed by J.P. Morgan and involve risk, including possible loss of principal. Lender assumes all risk of loss resulting from an Authorized Investment other than Indemnified Repo as described in the Indemnified Repo Addendum attached to this Agreement. J.P. Morgan is authorized to buy or sell Cash Collateral investments through bulk trades in which its other customers participate. Cash Collateral and additions to Cash Collateral received after the market closes shall not be invested until the next Business Day.

(b)

J.P. Morgan may from time to time advance to Lender its share of accrued earnings from Cash Collateral. By the same token, except as may be expressly set forth in the Investment Guidelines, earnings received from Cash Collateral shall not be invested on behalf of Lender pending distribution under this Agreement (e.g., as Rebates to Borrowers and as lending income under Section 5.1 of this Agreement) and, therefore, no income shall be paid thereon to Lender. J.P. Morgan anticipates earning interest on such earnings pending such distribution in an amount approximately equal to the fed funds rate in effect from time to time.

(c)	J.P. Morgan may, in its sole discretion, liquidate any Cash Collateral investment and credit the net proceeds to the Lender’s cash account.

(d)	If: (i) a loss is realized on a Cash Collateral investment (other than Indemnified Repo as described in the Indemnified Repo Addendum attached to this Agreement) or (ii) J.P. Morgan determines that a Cash Collateral investment either is unlikely to be redeemed in accordance with its terms (as in effect at the time such Cash Collateral investment was acquired) or will need to be sold at a loss in order to raise cash to return to a Borrower upon the present or future maturity of a Loan (other than Indemnified Repo as described in the Indemnified Repo Addendum attached to this Agreement) or (iii) J.P. Morgan otherwise reasonably requires the replenishment of Cash Collateral, J.P. Morgan may require that Lender transfer to it cash in an amount at least equal to the difference between the amortized cost and the fair market value of the applicable Cash Collateral investment (as determined by J.P. Morgan in its reasonable discretion), Lender shall promptly comply with any such request.

2.7.	Distributions

(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on Securities on Loan. J.P. Morgan shall pay to the State Street Custodian on the anticipated payment date the amount of all Cash Distributions (but for purposes of this Section 2.7(a), the term “Cash Distributions” shall not include any principal payment, whether paid upon the maturity of any debt Security or prior to its maturity), net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) with respect to Securities on Loan over their record date that Lender would have received under the State Street Custody Agreement had such Securities not been on Loan over record date. AutoCredit is limited to those Securities and/or markets as to which J.P. Morgan customarily offers an AutoCredit service. Upon request, J.P. Morgan shall provide Lender with a list of AutoCredit eligible markets. J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to Lender that is reasonable in the circumstances. J.P. Morgan reserves the right to restrict in good faith the availability of AutoCredit for credit or operational reasons. Lender shall promptly return any amount credited to the State Street Custodian upon oral or written notification from J.P. Morgan that: (i) such amount has not been paid by the issuer or the paying agent of the Securities (as applicable) in the ordinary course of business or (ii) such amount was incorrectly credited. If Lender does not promptly return any amount upon such notification, J.P. Morgan shall be entitled, upon oral or written notification to the Lender of the amount in question, to instruct State Street Custodian to debit any such amount from the Securities Account and remit the same to J.P. Morgan, and the Lender hereby agrees that it shall, promptly upon the execution of this Agreement, issue a standing instruction to State Street Custodian to accept any such duly authorized instructions from J.P. Morgan. In the event that State Street Custodian fails to so deliver any such amount, until such time as J.P. Morgan has recovered the full amount of the same, J.P. Morgan (regardless of anything that may be provided to the contrary in Section 5.1 hereof) shall have the right to retain 100% of the earnings described in Section 5.1(a) on Loans made hereunder as an offset against such amounts and the lien described in Section 5.3 shall also secure repayment of any amounts owed to J.P. Morgan in respect of Cash Distributions. When AutoCredit service is not available, Cash Distributions, net of any taxes withheld by J.P. Morgan or any third party, will be credited only after actual receipt and reconciliation by J.P. Morgan.

(b)	The following procedures shall apply to Distributions which are not cash Distributions (“Non-cash Distributions”):

(i)	Any Non-cash Distribution which is in the nature of a stock split or a stock dividend shall at the option of J.P. Morgan: (A) be added to the existing Loan to which that Distribution relates as of the date that Non-cash Distribution is payable and shall be subject to the provisions of this Agreement and the applicable MSLA; or (B) be delivered by Borrower to J.P. Morgan. J.P. Morgan shall forward such Non-cash Distribution to State Street Custodian for credit to the applicable Lending Account.

(ii)

Any Non-cash Distribution which is in the nature of warrants or rights to purchase shares made with respect to any Securities on Loan shall be deemed to be a new Loan made by Lender to Borrower (and shall be considered to constitute Securities on Loan) as of the date that Non-cash Distribution is payable and shall be subject to the provisions of this Agreement; provided that Lender may give J.P. Morgan Instructions, prior to the applicable Cut-off Time directing it to request that Borrower deliver that Non-cash Distribution to J.P. Morgan under the applicable MSLA, in which case J.P. Morgan shall forward such Non-cash Distribution to State Street Custodian for credit to the applicable Lending Account. If Lender wishes to exercise any such warrants or rights while they are on Loan, Lender shall instruct J.P. Morgan prior to the applicable Cut-Off Time to direct the Borrower to deliver the applicable Security or other property to the applicable Lending Account in exchange for the price specified in the warrant or right. Instructions with respect to voluntary corporate actions on Securities on Loan shall be provided by Lender or handled as set forth in the Operating Procedures. If Lender or State Street Custodian fails to provide J.P. Morgan with timely Instructions with respect to any corporate action, J.P. Morgan will not take any action in relation to that corporate action, except as may be set forth by J.P. Morgan as a default action in the notification it provides with respect to that corporate action. In connection with the foregoing, it is understood and agreed that Lender shall instruct State Street Custodian to pay to J.P. Morgan sufficient subscription funds in relation to corporate action events instructed by Lender (as and when needed) and that where such funds are received after the applicable J.P. Morgan Cut-Off Time, J.P. Morgan shall use reasonable efforts to subscribe on Lender’s behalf, but shall have no obligation to advance funds for such purpose. If, notwithstanding such reasonable efforts J.P. Morgan is unable to subscribe on Lender’s behalf, J.P. Morgan shall promptly return the subscription funds to State Street Custodian for the Lender’s account.

(iii)	If Lender requests that J.P. Morgan instruct Borrower to deliver a Non-cash Distribution on its payable date, and Borrower fails so to deliver the Non-cash Distribution on such date and any reasonable and customary grace period has expired, J.P. Morgan, at its option, but subject to Section 3.2(b) of this Agreement, shall forward such Non-cash Distribution to State Street Custodian for credit to the applicable Lending Account, or credit to Lender’s cash account an amount equivalent to the Market Value of such Non-cash distribution as of the close of business on the day prior to the credit date. In addition, the assignment and subrogation provisions and corresponding rights and obligations set forth in Section 3.3 of this Agreement shall apply.

2.8.	Voting Rights; Dividend Reinvestment Plans

(a)

During the term of any Loan, J.P. Morgan shall permit the Securities on Loan to be transferred into the name of Borrower. Securities on Loan shall not ordinarily be available to Lender for voting while they are on Loan on the applicable Record Date. Lender shall be entitled to vote proxies with respect to Securities that are eligible for Loan and held with the State Street Custodian and not with J.P. Morgan or the Borrower as of the applicable record date for those Securities, except in those markets where it is not practical or permissible to do so.

(b)	Lender acknowledges that it shall not be entitled to participate in any dividend reinvestment program with respect to Securities that are eligible for Loan (whether or not actually on Loan) as of the applicable record date for those Securities.

2.9.	Sale of a Security on Loan

Lender shall advise J.P. Morgan of the sale of Securities in the Lending Account (including Securities on Loan) no later than the applicable Cut-off Time or such earlier time as may be specified in the Operating Procedures and Lender shall bear the risk of any Liabilities attributable to its failure to provide notice in accordance with these deadlines. J.P. Morgan shall promptly give the Borrower notice of termination of the applicable Loan (other than a Term Loan). If the Borrower fails to return any loaned Securities in a timely fashion, J.P. Morgan shall promptly take action as provided in Section 3.1 of this Agreement. Lender acknowledges, however, that in the case of a Borrower’s failure to return Securities where some, but not all, of the Securities being sold are subject to the applicable Loan, neither Borrower nor J.P. Morgan will be liable for any Liability associated with the failure of the sale of securities because partial settlement of the sale was not permitted or Lender or its agent withheld any consent necessary for a partial settlement.

2.10.	Recordkeeping; Access to J.P. Morgan’s Records

(a)	J.P. Morgan shall establish and maintain those records as are reasonably necessary to account for Loans that are made and the income derived from the Loans. Each party shall comply with reasonable requests of the other party for information necessary to the requester’s performance of its duties under this Agreement.

(b)	J.P. Morgan will allow Lender’s auditors and independent public accountants reasonable access to the records of J.P. Morgan relating to Loans and Collateral as may be required in connection with their examination of books and records pertaining to Lender’s affairs.

(c)	J.P. Morgan will, upon reasonable written notice, allow Lender reasonable access during normal working hours to the records of J.P. Morgan relating to the services provided under this Agreement.

(d)	J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of the access, and the scope of the records made available. Lender shall reimburse J.P. Morgan for the cost of copying, collating and researching archived information at J.P. Morgan’s regular hourly rate.

2.11.	Statements of Account

J.P. Morgan shall provide Lender with periodic statements (as agreed by the parties from time to time) describing the Loans made, the investments made with Cash Collateral, and the income derived from Loans, during the period covered by the statement. All prices included in such statements shall either be based on amortized cost or be indicative fair market value as reported by third party vendors. Lender will review its statement of account and give J.P. Morgan written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

2.12.	Notifications

Lender agrees (a) to access statements and information concerning the services provided under this Agreement through J.P. Morgan’s website and (b) to electronic delivery of any documents from J.P. Morgan, including, but not limited to, notices, statements, confirmations, and other communications as required by applicable regulations with respect to J.P. Morgan’s securities lending program.

J.P. Morgan may make any notification required under this Agreement, other than notifications described in Section 9 and Section 10.1 of this Agreement, by posting it on the website or via e-mail.

2.13.	Change Requests

(a)	If either party wishes to propose any amendment or modification to, or variation of, the services under this Agreement (including the scope or details of the services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the services under this Agreement, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

2.14.	Direction to State Street Custodian.

In connection with the appointment of J.P. Morgan, the Lender hereby agrees that it shall direct State Street Custodian, whether pursuant to the operating procedures which the Lender, J.P. Morgan and State Street Custodian shall execute on or after the date hereof (“Operating Procedures”) or otherwise to: (1) provide J.P. Morgan with a report of Securities that are available for Loan and such other reports as J.P. Morgan may reasonably request from time to time in connection with the performance of its duties hereunder; (2) provide J.P. Morgan with any password or software reasonably necessary for the delivery of such report and other information that may be reasonably necessary for J.P. Morgan to perform hereunder and under the Operating Procedures; (3) accept the direction of J.P. Morgan with respect to those matters to be performed by J.P. Morgan under this Lending Agreement and the Operating Procedures that require the action/cooperation of State Street Custodian; and (iv) afford to J.P. Morgan such rights with respect to the Lending Accounts (including but not limited to granting to J.P. Morgan a power of attorney or such other document to authorize J.P. Morgan to issue instructions with respect to such Accounts) as J.P. Morgan may reasonably require to perform hereunder. In respect of the foregoing, J.P. Morgan shall only transfer Securities to and from the Lending Accounts in accordance with the terms hereof.

When giving lending instructions to State Street Custodian, J.P. Morgan shall use reasonable efforts to adhere to the transaction Cut-off Times as set out in the Operating Procedures.

3.	OBLIGATIONS OF J.P. MORGAN IN THE CASE OF BORROWER DEFAULT

3.1.	Default by Borrower with respect to Securities on Loan

If any Borrower fails to return any Securities on Loan when due under the applicable MSLA, J.P. Morgan shall take action as appropriate in accordance with general market practice and J.P. Morgan’s reasonable judgment, including, but not necessarily limited to, claiming compensation from that Borrower on behalf of Lender in the event a trade executed by Lender fails on account of that Borrower’s failure to have returned Securities on Loan in a timely manner or, where J.P. Morgan deems it necessary, other action as may be permitted by the applicable MSLA (including but not limited to collecting any penalties or fines).

3.2.	Indemnification of Lender in Respect of Securities

(a)	In addition to the actions described in Section 3.1 and after the expiration of any reasonable and customary grace period except in cases relating to the solvency of a Borrower, if any Borrower with respect to any Loan effected under this Agreement fails to return any Securities on Loan when due under the applicable MSLA which is the date an Event of Default shall have occurred under the applicable MSLA (the “Return Date”), then J.P. Morgan shall as soon as practicable, liquidate the Collateral on behalf of the Lender pursuant to the Lender’s rights under the applicable MSLA and implement the following steps to ensure that the Lender is returned its Securities or the economic value thereof:

(i)	J.P. Morgan shall, as soon as practicable, purchase replacement Securities of the same issue, type, class and series and deposit such Securities to the applicable Lending Account. J.P. Morgan shall effect such purchase (A) on the Lender’s behalf, by applying the proceeds from the liquidation of Collateral and any Cash Collateral to the settlement of such purchase and (B) at its own expense, only to the extent the proceeds from the liquidation of Collateral and the Cash Collateral are insufficient or unavailable to settle such purchase of replacement Securities;

(ii)

J.P. Morgan shall, to the extent that J.P. Morgan is unable to successfully place an order to purchase replacement Securities after making an effort in a reasonable manner to do so for two Business Days, credit the Lender’s cash account in Dollars with an amount equal to the Market Value of the unreplaced Securities as of the Return Date. J.P. Morgan may effect such crediting: (A) by transfer of any remaining proceeds from the liquidation of Collateral and any Cash Collateral, or (B) at its own expense, to the extent the remaining proceeds from the liquidation of Collateral and Cash Collateral are less than the Market Value of the unreplaced Securities as of the Return Date.

(b)	Notwithstanding any other provision of this Section 3.2, J.P. Morgan’s obligation to, at its own expense, credit Lender’s cash account with cash or the Lending Account with replacement Securities shall be reduced by an amount equal to the extent of any shortfall in the Collateral which is attributable to one or more of the following:

(i)	a decrease in the market value of Authorized Investments (other than Indemnified Repo as described in the Indemnified Repo Addendum attached to this Agreement);

(ii)	the act or omission or insolvency of any Securities Depository or Tri-party Institution (other than in the case of insolvency of J.P. Morgan or any of its Affiliates); or

(iii)	J.P. Morgan’s reliance on incorrect prices of the lent Securities or Collateral provided by a pricing vendor as described in Section 7.5 of this Agreement, provided, however, that J.P. Morgan shall have met its standard of care as described in Section 7.1(a) with respect to reviewing the reasonableness of any such price.

3.3.	Application of Collateral/Assignment of Rights

(a)	In the case of an Event of Default, the Lender agrees that any Collateral and any proceeds of Collateral, Authorized Investments or Proceeds shall be applied as follows:

a.	First, to reimburse J.P. Morgan for any and all amounts expended in complying with its obligations under Section 3.2;

b.	second, to reimburse J.P. Morgan for any and all amounts advanced by it under Section 2.7 or otherwise advanced by J.P. Morgan on behalf of the affected Borrower; and

c.	third, to any other amounts owed by the affected Borrower to Lender under the applicable MSLA.

(b)	If J.P. Morgan is required to perform or make any payment hereunder in connection with a Loan, Lender agrees that J.P. Morgan shall be subrogated to and that Lender shall assign and be deemed to have assigned to J.P. Morgan, all of Lender’s rights in, to and against Borrower (and any guarantor of this Agreement) (i) in respect of such Loan to the extent of any payment or purchase made by J.P. Morgan under Sections 2.7 or 3.2 (or otherwise made to Lender by J.P. Morgan on behalf of the affected Borrower under the applicable MSLA), and (ii) subject to Lender’s rights under Section 3.3(a), any Collateral pledged by Borrower in respect of such Loan, and all proceeds of such Collateral, including any Collateral and proceeds remaining after the application process set forth in Section 3.3(a). If Lender receives or is credited with any payment, benefit or value from or on behalf of Borrower in respect of the rights to which J.P. Morgan becomes subrogated as provided herein, Lender shall promptly remit or pay to J.P. Morgan the same (or, where applicable, its Dollar equivalent). Lender agrees that the express entitlement to subrogation contained in this Section shall be in addition and without prejudice to all and any equitable rights of subrogation which J.P. Morgan may have or acquire on making any payment or effecting any repurchase as a result of the occurrence of any event involving a Borrower as aforesaid.

4.	INSTRUCTIONS

4.1.	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	Lender authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry. Lender will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	Lender will where reasonably practicable use automated and electronic methods of sending Instructions and shall direct the State Street Custodian to do the same.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

(d)	Unless otherwise expressly provided, all Instructions shall continue in full force and effect until cancelled or superseded.

4.2.	Verification and Security Procedures

(a)	J.P. Morgan and Lender shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.

4.3.	Instructions; Contrary to Law/Market Practice

J.P. Morgan shall not be required to act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice, but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Lender as soon as reasonably practicable unless such notice is prohibited by Applicable Law.

4.4.	Cut-Off Times

J.P. Morgan has established deadlines for receipt of Instructions (each a “Cut-off Time”). If J.P. Morgan receives an Instruction after its established Cut-off Time, J.P. Morgan will attempt to act upon the Instruction on the day requested only if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction is received. J.P. Morgan’s current Cut-off Times are set forth in Schedule 7 to this Agreement or in the Operating Procedures each of which may be updated from time to time upon notice from J.P. Morgan.

4.5.	Electronic Access

Access by Lender to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 8 and/or such web site.

5.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

5.1.	Fees and Expenses

(a)	Except as provided in Section 5.1(g) herein, in connection with each Loan under this Agreement, Lender hereby authorizes J.P. Morgan to retain a fee in an amount equal to a percentage of the sum of (i) earnings derived from Authorized Investments (as adjusted for any Rebate paid or received by J.P. Morgan); (ii) any fee, paid or payable by Borrower with respect to Loans (including any Loan Fee but excluding any compensation payable by Borrower under any Tri-party Agreement); and (iii) any other amounts payable by Borrower under the MSLA in connection with a Loan (net, however, of any other amount payable by Lender in connection with such Loan). Beginning on the first day of each Contract Year, such percentage shall be 10% until the aggregate earnings generated by Loans made by Lender equal US$45 million, and thereafter, shall be 8%. Gains and losses on Cash Collateral investments shall not be taken into account in calculating earnings for the purposes of J.P. Morgan’s fee. Earnings shall be subject to adjustment as necessary to correct variances and late items. J.P. Morgan may execute foreign exchange transactions in order to convert earnings received in other currencies into Lender’s base currency.

(b)	The fee payable to J.P. Morgan for services performed under Section 2.6 of this Agreement shall be equal to 0% of the amount of the Cash Collateral used to make outstanding Authorized Investments. Fees shall be accrued or charged daily, as appropriate, and shall be payable monthly in arrears.

(c)	J.P. Morgan may make reasonable amendments to the above fees at any time should either (i) Lender’s actual investment guidelines or portfolio differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal, (ii) Lender imposes material restrictions on the lending of Securities under this Agreement or the classes of Collateral that can be received, (iii) Lender’s service requirements change, (iv) Lender’s use of any other products that were included in J.P. Morgan’s pricing proposal to the Lender is discontinued or modified in any respect material to J.P. Morgan’s pricing proposal, or (v) the volume of Loans is materially and adversely affected due to a change in Applicable Law.

(d)	J.P. Morgan may retain its share of earnings and fees under this Agreement and shall credit Lender monthly with Lender’s share of earnings and Loan Fees. J.P. Morgan may reverse a credit to Lender of earnings and Loan Fees upon oral or written notification that such amount was incorrectly credited.

(e)	Lender shall reimburse J.P. Morgan for its reasonable out-of-pocket or incidental expenses incurred in providing the services under this Agreement, including, but not limited to, legal fees. J.P. Morgan may apply these expenses and any other amounts owed by Lender under this Agreement against Lender’s cash account with J.P. Morgan and/or a Collateral Account.

(f)	Invoices (if any) will be payable within thirty (30) days of the date of the invoice. If Lender disputes an invoice it shall nevertheless pay, or allow J.P. Morgan to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

(g)	In the event that J.P. Morgan or an “affiliated person” of J.P. Morgan, as defined in Section 2(a)(3) of the Investment Company Act of 1940, is an “affiliated person” of a series of Lender by virtue of providing investment advisory services to such series, J.P. Morgan shall not receive compensation as provided in Section 5.1(a) hereof in respect of any securities loaned from such series. J.P. Morgan instead shall be entitled to a fee, payable monthly at an annual rate of % of the average daily value of the Collateral posted by Borrower(s) in respect of securities loaned from such series.

(h)	The costs and expenses which are payable by J.P. Morgan under this Agreement are provided in Annex B to this Agreement.

5.2.	Overdrafts

J.P. Morgan may, in its sole discretion, advance funds on behalf of Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled under the applicable MSLA and deduct such advances from Lender’s cash account (even if an overdraft of the cash account results). If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to Lender, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part will be asserted by Lender against J.P. Morgan for J.P. Morgan’s refusal to make advances to under this Agreement or to settle any transaction for which Lender does not have sufficient available funds in the applicable currency in its cash account.

5.3.	J.P. Morgan’s Right Over Securities; Set-off

(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, until satisfaction of all Liabilities outstanding from time to time (whether actual or contingent) of Lender to J.P. Morgan or any of its Affiliates, J.P. Morgan shall have, and Lender shall grant to J.P. Morgan a security interest in and a lien on the assets held in the Securities Accounts and Lender shall take such steps as J.P. Morgan may require to perfect such interest, including directing State Street Custodian to enter into an account control agreement in favor of J.P. Morgan and Lender’s interest in the Collateral Account and any other property at any time held by J.P. Morgan for the benefit of Lender or in which Lender may have an interest which is then in J.P. Morgan’s possession or control or in the possession or control of any third party acting on J.P. Morgan’s behalf. J.P. Morgan shall be entitled without notice to Lender, to withhold delivery of such assets, sell or otherwise realize any of such assets and to apply the proceeds and any other monies credited to any cash account maintained by Lender with J.P. Morgan in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any amount owing by Lender to J.P. Morgan or any of its Affiliates any amount in any currency (i) standing to the credit of any of Lender’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan, or (ii) owed to the Lender by any J.P. Morgan branch or office or by any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

6.	ADDITIONAL PROVISIONS RELATING TO THE PARTIES

6.1.	Representations of Lender and J.P. Morgan

(a)	Lender represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to enter into and perform its obligations under this Agreement, and to incur overdrafts as contemplated by this Agreement, and grant a lien over assets as contemplated by Section 5.3; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is Lender’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency; (v) its execution, delivery, and performance of this Agreement shall at all times comply with Applicable Law, (vi) each Loan shall be, legally and validly entered into, and does not and shall not violate Applicable Law or judgment binding on Lender, or any provision of Lender’s charter or by-laws, or any agreement binding on Lender or affecting its property; (vii) it is lending Securities as principal and shall not, unless Lender has notified J.P. Morgan that it is limiting or suspending lending authority for such Securities in accordance with Section 2.2(a), transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan under this Agreement; (viii) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; (ix) it is entitled to receive all Distributions on Securities eligible for lending under this Agreement; (x) it is a “qualified investor”within the meaning of Section 3(a)(54) of the Securities Exchange Act of 1934, as amended; and (xi) the representations and warranties to be given by J.P. Morgan on Lender’s behalf as set out in the MSLAs are true and will continue to be true at all times until termination of J.P. Morgan’s authority to act as Lender’s agent as provided in this Agreement. Lender shall promptly identify to J.P. Morgan by notice, which notice may be oral, any Securities that are no longer subject to the foregoing representations and if any representations and warranties as are set out in the MSLA cease to be true at any time.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and Lender shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by Lender, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) the execution, delivery and performance by it of this Agreement shall at all times comply with all Applicable Law.

6.2.	Lender to Provide Certain Information to J.P. Morgan

Upon request, Lender will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including Lender’s organizational documents and its current audited and unaudited financial statements.

7.	WHEN J.P.MORGAN IS LIABLE TO LENDER

7.1.	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	J.P. Morgan will only be liable for Lender’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement or as a result of its indemnification obligations under Section 3.2 or the Indemnified Repo Addendum. Under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as lending agent.

(c)	Lender will indemnify J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement or the Operating Guidelines (including without limitation any action taken or omitted by J.P. Morgan in connection with enforcing Lender’s rights under the applicable MSLA but excluding J.P. Morgan’s performance under

Section 3.2 or the Indemnified Repo Addendum), provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

(d)	Lender agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to question Instructions or make any suggestions to Lender or an Authorized Person regarding such Instructions.

(e)	J.P. Morgan may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and Liabilities which it shall or may expend or incur in relation to that Loan.

(f)	Subject to Section 7.1(a) of this Agreement and J.P. Morgan’s express obligations under Sections 2.7 and 3.2 of this Agreement, J.P. Morgan shall not be liable for any Liabilities arising out of the failure of any Borrower to fulfill the terms of any Loan or MSLA.

7.2.	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its securities lending business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that Lender may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency redenominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain external communications or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange).

7.3.	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice

(which may be the professional advisers of Lender), and shall not be deemed to have been negligent with respect to any action reasonably taken or omitted in accordance with such advice provided that J.P. Morgan has acted with reasonable care.

7.4.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

Potential conflicts of interest may arise whenever J.P. Morgan has an actual or perceived economic or other incentive as securities lending agent to act in a way that benefits J.P. Morgan because of relationships that J.P. Morgan has with other clients or when J.P. Morgan acts for its own account. Potential conflicts may arise, for example (to the extent the following activities are permitted in Lender’s account(s)) when: (1) J.P. Morgan enters into Loans or Authorized Investments in the form of repurchase agreement transactions where an Affiliate is the counterparty; (2) J.P. Morgan makes an Authorized Investment in an investment product, such as, without limitation, a mutual fund, managed by J.P. Morgan or an Affiliate; (3) a J.P. Morgan entity obtains services, including trade execution and trade clearing, from an Affiliate such as, without limitation, J.P. Morgan Securities LLC, J.P. Morgan Securities plc or J.P. Morgan Clearing Corp; (4) J.P. Morgan receives payment as a result of purchasing an investment product for a client’s account; or (5) J.P. Morgan or an Affiliate receives payment for providing services (including shareholder servicing, recordkeeping or custody) with respect to investment products purchased or held as collateral for a client’s portfolio. Other potential conflicts may arise because of relationships that J.P. Morgan has with other clients or when J.P. Morgan acts for its own account.

Lender hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that J.P. Morgan or an Affiliate may have a potential conflict of duty or interest in a transaction. In addition to the potential conflicts described above, this includes the fact that J.P. Morgan may: (a) in its individual capacity or acting in a fiduciary capacity for other accounts, have transactions with the same institutions to which J.P. Morgan may be lending Securities, or in which J.P. Morgan may invest Cash Collateral, under this Agreement; (b) use EquiLend, a securities lending platform in which J.P. Morgan has an equity interest (and therefore a financial interest in its success), to transact certain Loans with Borrowers that are EquiLend participants (it being understood that EquiLend will neither act as principal in, nor guarantee, any such Loan); (c) when making Authorized Investments as agent for Lender, enter into repurchase agreement transactions under which collateral and/or margin posted by the repurchase transaction seller is held by J.P. Morgan, as custodian for such seller, (d) act as custodian for certain Borrowers, and hold Collateral in the form of Securities posted for Loans by such Borrower and (e) act as a counterparty to Lender in currency exchange transactions. J.P. Morgan or its Affiliates may earn fees and profits from any of the above-listed activities. Lender acknowledges that such fees are separate from, and in addition to, the fees that J.P. Morgan earns under this Agreement and Lender hereby consents to the receipt by J.P. Morgan or its Affiliates of such fees. In connection with the foregoing, J.P. Morgan shall not be bound to: (i) account to Lender for any fee or other sum received or profit made by J.P. Morgan for its own account or the account of any other person or (ii) disclose any information concerning the specifics of any given transaction or arrangement listed above; provided that, as respects (i) above, J.P. Morgan shall, upon request, promptly inform Lender of the relevant facts as the same relate to J.P. Morgan’s fees as securities lending agent for Lender hereunder.

7.5.	Responsibility for Certain Third Parties

(a)	Subject to Section 7.1(a) above, J.P. Morgan may use third party delivery services and providers of information regarding matters such as pricing, and credit ratings. Although J.P. Morgan will use reasonable care in the selection and retention of such third party providers, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(b)	Notwithstanding anything contained in the State Street Custody Agreement relating to J.P. Morgan’s liability for subcustodians, J.P. Morgan shall have no obligation under this Agreement for any Liabilities relating to custody and safekeeping which are sustained or incurred by Lender by reason of any action or inaction by any Securities Depository, State Street Custodian or a Tri-party Institution or their respective agents, assigns, successors or nominees. If Lender is damaged by the failure of a Securities Depository or a Tri-party Institution to properly fulfill its obligations with respect to Collateral or Securities, J.P. Morgan shall provide reasonable cooperation with respect to any claim that Lender may choose to assert against the Securities Depository or Tri-party Institution in the matter.

7.6.	Service Locations

J.P. Morgan maintains various operational/service centers and locations in the United States and foreign jurisdictions. The services provided under this Agreement may be provided from one or more such locations. J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

8.	TAXATION

8.1.	Tax Filings

Lender shall be responsible for all filings, tax returns and reports arising from any Loans undertaken by J.P. Morgan on Lender’s behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities or any Collateral, and insofar as J.P. Morgan is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf, the Lender shall instruct State Street Custodian to deliver to J.P. Morgan sufficient funds in order for J.P. Morgan to do so and shall indemnify and hold harmless J.P. Morgan for any such amounts paid by J.P. Morgan and as to which State Street Custodian fails to make such delivery.

The Lender shall provide to J.P. Morgan such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Lender undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan shall provide no service of controlling or monitoring, and accordingly has no duty in respect of, or liability for, any taxes, penalties, interest or additions to tax, payable or paid which result from (A) inaccurate completion of documents by the Lender or any third party; (B) provision to J.P. Morgan or a third party of inaccurate or misleading information by the Lender or any third party; (C) withholding of material information by the Lender or any third party; or (D) as a result of any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Securities lent (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

8.2.	Tax Treatment

Lender acknowledges that: (i) the tax treatment of the payments made by a Borrower to Lender in lieu of Distributions (including, by way of illustration and not of limitation, with respect to any dividends received deduction and amounts paid by the depositary on American Depositary Receipts and Global Depositary Receipts) may differ from the tax treatment of the Distribution to which such payments relate; and (ii) it has made its own determination as to the tax treatment of any Loan made under this Agreement, of any payments made by a Borrower and of any remuneration and any other amounts that may be received by it under this Agreement.

8.3.	Tax Relief Services

(i)	J.P. Morgan shall on behalf of the Lender submit a reclaim application of withholding tax, where J.P. Morgan determines a reclaim is in order, in relation to income received on Securities which are held by J.P. Morgan (i.e. that are not on loan or held by the State Street Custodian) at the time of the income payment, subject to the receipt of the necessary documentation from the Lender. Upon receipt of the withholding tax refund payment from governmental or revenue authorities, J.P. Morgan shall forward such payments to the State Street Custodian for credit to the lending Account. For the avoidance of doubt, J.P. Morgan shall not make contractual payments of tax reclaims. The Lender acknowledges that tax refund distributions received on Securities which are not on loan may be paid at a different time and with a different tax rate than positions on loan.

(ii)	The provision of a tax relief service by J.P. Morgan is conditional upon the J.P. Morgan receiving from the Lender the following: (A) a declaration of its identity and place of residence, (B) certain other documentation and information as determined by J.P. Morgan, prior to the receipt of Securities from the State Street Custodian or the payment of income. The Lender acknowledges that, if J.P. Morgan does not receive such declarations, documentation and information, J.P. Morgan will be unable to provide a tax relief service, and will provide such service upon receipt and processing of all required documents.

(iii)	J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the lending markets advised to the Lender from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this paragraph (iii), J.P. Morgan will have no responsibility with regard to the Lender’s tax position or status in any jurisdiction.

9.	TERMINATION

9.1.	Term and Termination

(a)	The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement. Following the initial term, either party may terminate this Agreement on sixty (60) days’ written notice to the other.

(b)	Notwithstanding Section 9.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party if a material breach of this Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment order, being put under court controlled management or being the subject of a similar measure;

(iii)	J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to Lender if J.P. Morgan reasonably determines that Lender has ceased to satisfy J.P. Morgan’s credit requirements; and

(iv)	Lender may terminate this Agreement on sixty (60) days’ written notice to J.P. Morgan if Lender reasonably determines that J.P. Morgan has ceased to satisfy Lender’s credit requirements.

(c)	Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

9.2.	Exit Procedure

Following the delivery of the notice of termination, the parties shall cooperate in the termination of Loans and the disposition of investments of Cash Collateral in a manner to minimize the risk to the parties.

10.	MISCELLANEOUS

10.1.	Notifications

Notices under Article 9 of this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice under Article 9 will not be deemed to be given unless it has been received.

10.2.	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign nor otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

10.3.	Interpretation

Headings are for convenience only and are not intended to affect interpretation. References to Sections are to Sections of this Agreement and references to sub-Sections and paragraphs are to sub-Sections of the Sections and paragraphs of the sub-Sections in which they appear.

10.4.	Entire Agreement

This Agreement, including any Schedules, Exhibits, Annexes and Appendices, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to securities lending, whether oral or written. As between Lender and J.P. Morgan, in the event of any conflict between this Agreement and the Operating Procedures, this Agreement shall govern. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.5.	Insurance

Lender acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of Lender. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to Lender upon written request.

10.6.	Governing Law and Jurisdiction

This Agreement will be governed by, construed, regulated, and administered under the laws of the United States and the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender shall not claim, and it hereby irrevocably waives, such immunity.

10.7.	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.8.	Confidentiality

(a)	Subject to Section 10.8(b) of this Agreement, J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of Lender.

(b)	Lender authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any subcontractor, agent, Securities Depository, securities exchange, Tri-party Institution, Borrower, broker, third party agent, proxy solicitor, issuer, and, on an anonymous basis, industry benchmarking/analytics service providers or any other person that J.P. Morgan reasonably believes it is reasonably required to disclose such Confidential Information to in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	The confidentiality obligation of each party will survive for one year after the termination of this Agreement.

10.9.	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.10.	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

[METLIFE]	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name:
Title:	Title:

Date:	Date:

ANNEX A

ANNEX B

Fees payable by J.P. Morgan under this Agreement

U.S. Lending Charges

(FOP – free of payment, DVP – delivery vs. payment, RVP – receipt vs. payment)

Single Allocation
Loans or Returns	$6.00
Cancels	$6.00
Loans or Returns	$25.00
Cancels	$6.00

International Charges

Single Allocation

Mature Market
Loans or Returns	$25.00
Cancels	$12.50

Maturing Market
Loans or Returns	$45.00
Cancels	$22.50

Emerging Market
Loans or Returns	$70.00
Cancels	$35.00

Other Charges
Manual Trade Instruction Charge, US Domestic Trades (additional fee)	$15.00
Manual Trade Instruction Charge, Non US Trades (additional fee)	$25.00

SWIFT Outbound Messaging (i.e. MT535 custody message MT544-MT548 messages)	$0.25 per message

Technology Integration Services For new vendor set up	$1,200/day (maximum 5 days)
(Costs to be assumed by lender customization Include software integration, testing and maintenance)	*$250.00/hour
Annual maintenance fee for CTI feeds	$4,000 per extract

SCHEDULE 1

Investment Guidelines

See Separate Attachment

Securities Lending Agreement

[METLIFE]

SCHEDULE 2

JPMorgan Chase Bank, N.A.

U.S. Based Borrowers	Lender Approves (Check all that apply)	U.S. Based Borrowers	Lender Approves (Check all that apply)
Abbey National Treasury Services PLC US Branch		JEFFERIES LLC
ABN AMRO Securities (USA) LLC		KCG Americas LLC
Barclays Capital, Inc.		KGS-ALHPA Capital markets, L.P.
BMO Capital Markets Corp.		Macquarie Capital (USA) Inc.
BNP Paribas Prime Brokerage, Inc.		Merrill Lynch, Pierce, Fenner & Smith Inc.
BNP Paribas Securities Corp.		Mitsubishi UFJ Securities (USA), Inc.
CIBC World Markets Corp.		Mizuho Securities USA Inc.
Citigroup Global Markets Inc.		Morgan Stanley & Co., LLC
CITADEL CLEARING LLC		National Financial Services LLC
Citadel Securities LLC		Nomura Securities International, Inc.
Commerz Markets LLC		Pershing LLC
Credit Suisse Securities (USA) LLC		RBC Capital Markets LLC
Deutsche Bank Securities Incorporated		RBS Securities Inc.
First Clearing, LLC		RCap Securities, Inc.
First Tennessee Bank National Association		Scotia Capital (USA) Inc.
Goldman Sachs & Co.		SG Americas Securities, LLC
HSBC Securities (USA), Inc.		Societe Generale, New York Branch
ING Financial Markets LLC		STATE STREET BANK AND TRUST COMPANY
Industrial & Commercial Bank of China Financial Services LLC		TD Securities (USA) LLC
J.P. Morgan Clearing Corp.**		Timber Hill LLC
J.P. Morgan Securities LLC **		UBS Securities LLC
Janney Montgomery Scott LLC		Wells Fargo Securities, LLC

44 U.S Based Borrowers

Last updated: April, 2016

International Based Borrowers	Domicile	Lender Approves (Check all that apply)
Abbey National Treasury Services PLC	UK
ABN AMRO Bank N.V.	Netherlands
Barclays Bank PLC	UK
Barclays Bank PLC, Sydney Branch	Australia
Barclays Capital Securities Limited	UK
BMO CAPITAL MARKETS LIMITED	UK
BNP Paribas	UK
BNP Paribas Arbitrage SNC	France
BNP PARIBAS PRIME BROKERAGE INTERNATIONAL LIMITED	Ireland
Canadian Imperial Bank of Commerce (LONDON BRANCH)	UK
CIBC World Markets Inc.	Canada
Citigroup Global Markets Australia PTY Limited	Australia
Citigroup Global Markets Limited	UK
Commonwealth Bank of Australia	Australia
Commerzbank AG	Germany
Credit Suisse Equities (Australia) Limited	Australia
Credit Suisse Securities (Europe) Limited	UK
Credit Suisse AG, Dublin Branch	Ireland
Danske Bank A/S	Denmark
Deutsche Bank AG London Branch	UK
Deutsche Securities Australia Limited	Australia
Goldman Sachs International	UK
HSBC Bank PLC	UK
ING BANK N.V.	Netherlands
ING Bank NV London Branch	UK
J.P. Morgan Securities Australia Limited**	Australia
J.P. Morgan Securities PLC **	UK
JPMorgan Australia Limited **	Australia
Lloyds Bank PLC	UK
Macquarie Bank Limited	Australia
Macquarie Bank Limited (London Branch)	UK
Merrill Lynch Equities (Australia) Limited	Australia
Merrill Lynch International	UK
Mitsubishi UFJ Securities International PLC	UK
Morgan Stanley & Co. International PLC	UK
Morgan Stanley Australia Securities Limited	Australia
MSDW Equity Finance Services 1 (Cayman) Ltd	CI
National Australia Bank Limited	Australia
National Australia Bank Limited (London Branch)	UK
Nomura International PLC	UK
NORDEA BANK AB (publ)	Sweden
Royal Bank of Canada-Sydney	Australia
Skandinaviska Enskilda Banken AB (publ)	Sweden
Societe Generale Paris Branch	France
Societe Generale London Branch	UK
Standard Chartered Bank	UK
Svenska Handelsbanken AB (publ)	Sweden

The Bank of Nova Scotia	UK
The Royal Bank of Scotland PLC	UK
UBS AG Australia Branch	Australia
UBS AG London Branch	UK
UBS Limited	UK
UBS Securities Australia Ltd	Australia

53 International Based Borrowers

Last updated: April, 2016

*	If Lender is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), Lender hereby represents that none of the Borrowers on the above listed schedule is an (A) “affiliated person” of the Lender as defined in Section 2(a)(3) of the 1940 Act, (B) a “promoter” of the Lender as defined in Section 2(a)(30) of the 1940 Act, (C) the “principal underwriter” of the Lender as defined in Section 2(a)(29) of the 1940 Act, or (D) an affiliated person of any such person.
**	JPMorgan Chase Bank affiliate: Unapproved for ERISA Lenders without DOL PT exemption 2009-11 (“PTE 2009-11”) or exemption 1999-34 (“PTE 1999-34”) specifically authorized in agreement, amendment to agreement or separate letter.

NOTE: All international borrowers in this listing satisfy the foreign borrower conditions established under DOL PTE 2006-16.

SCHEDULE 3

Eligible Collateral

The following forms of collateral are acceptable under the terms of this Agreement.

1.	Cash. The following are acceptable currencies:

US Dollar (USD)

Pound Sterling (GBP)

Australian Dollar (AUD)

Euro (EUR)

2.	Government Securities. The following securities are acceptable under the terms of the Agreement:

U.S. Government Securities - Book-entry securities issued by the U.S. Treasury and any other securities issued or fully guaranteed as to principal and interest by the United States government.

US Government Sponsored Agencies Debt Securities:

•	US-FNMA, FHLMC, FHLB, FFCS - Debt securities issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Bank, and the Federal Farm Credit System,

US Government Sponsored Agencies Mortgage Backed Securities:

•	MBSs - Single-class mortgage participation certificates (FNMA Certificates or FHLMC Certificates) in book-entry form backed by single family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities).

•	Remics/CMOs - Collateralized Mortgage Obligations (CMOs) and Real Estate Mortgage Investment Conduits (REMICs) issued by FNMA and FHLMC. Types include Sequential-Pay Classes, Floaters, and Planned Amortization Classes (PACs).

U.K. Government Securities:

•	Unstripped British Government Debt - Unstripped Government Debt issued by the government of the United Kingdom or by the Bank of England.

•	UK Eligible Bank Bills issued by the Bank of England. UK bank bills are bills of exchange issued by the Bank of England and accepted by a UK bank. A UK bank bill represents an order in writing, addressed and signed by the Bank of England, requiring the Bank of England to pay its holder, on demand or at a fixed date, a specified sum of money.

Eurozone Government Securities:

•	Bills, Notes and Bonds issued or guaranteed as to principal and interest by the governments of the following countries denominated in Euro: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain. Bills, notes, and bonds are defined as negotiable debt obligations of the listed countries.

Other Government Securities:

•	Bills, Notes and Bonds issued or guaranteed as to principal and interest by the governments of the following countries: Australia*, Canada, Denmark, Japan, New Zealand, Norway, Sweden, and Switzerland. Bills, notes, and bonds are defined as negotiable debt obligations of the listed countries.

*	Includes Semi Government Bonds- securities issued by the financing authorities on behalf of the individual state and territory governments of Australia.

Cash-in-Lieu:

•	In the unlikely event where the Borrower is unable to supply and deliver securities described above as Collateral, a deposit of cash, which is not to be reinvested, is required to be held overnight to meet the collateral value requirements under the relevant MSLA, in the following currencies: U.S. Dollars(USD), Euro(EUR), Pound Sterling(GBP).

Appendix A

Collateral Requirements

I.	Collateral Requirement

The following Collateral Requirements shall apply to Loans as indicated, subject however, to the market conventions listed in Section II below:

Type of Loan	Minimum Collateral Requirement
Dollar denominated Securities secured by Dollar denominated government Securities[1] or Cash Collateral	102%
Dollar denominated Securities secured by non-Dollar denominated government Securities or Cash Collateral	105%
Non-Dollar denominated Securities secured by government Securities or Cash Collateral in the same denomination as the lent Securities	102%
Non-Dollar denominated Securities secured by government Securities or Cash Collateral in a different denomination from the lent Securities	105%
Dollar and Non-Dollar denominated Securities secured by equity Securities Collateral[2]	105%

J.P. Morgan may from time to time establish de minimis guidelines under which additional Collateral will not be demanded on a Loan where the Market Value of Collateral then held is greater than or equal to 100% of the Market Value of the lent Securities.

When additional Collateral is demanded, the aggregate of the additional Collateral demanded, together with the Collateral then held by J.P. Morgan on behalf of Lender for a Loan, shall have a Market Value not less than the applicable Collateral Requirement

[1]	Government Securities Collateral forms are listed above in this Eligible Collateral Schedule.
[2]	Equity Securities Collateral forms are listed above in this Eligible Collateral Schedule

Any Collateral received by J.P. Morgan with respect to a Loan in excess of the Collateral Requirement for such Loan may be held by J.P. Morgan as Collateral security for all Loans made to a Borrower at any time without being allocated to any one Loan or, in the sole discretion of J.P. Morgan, may be allocated or reallocated, at any time to any Loan or Loans to such Borrower then outstanding.

II.	Market Conventions

With respect to Securities such as U.S. Treasury strips and bills, where the market functions so as to not allow for the sale of such Securities at greater than par, the Collateral Requirement shall equal the lesser of 100% of the par value of the Security or 102% of its Market Value.

The Collateral Requirement for that portion of the Market Value of a lent US corporate debt security that comprises accrued but unpaid interest shall be 100% rather than the amount set forth the in the table above.

With respect to Loans of fixed income Securities settled outside of the United States, demands for additional collateral can settle up to two Business Days after the Business Day on which the demand was made.

Loans are designated as pending returns when Borrowers notify J.P. Morgan of their intent to return the lent Securities on a Business Day. Pending returns of Loans collateralized by Cash may not be marked for up to seven Business Days without Lender’s consent, provided that the Market Value of all Collateral held for all Loans to such Borrower exceeds the Market Value of all Securities lent to such Borrower on each Business Day.

SCHEDULE 4

Lending Accounts and Markets

Lending Account Name	Lending Account Number

Eligible Markets

J.P. Morgan may lend Securities in the following markets:

Number	Lending Markets	Lender Approves (Check All That Apply)	Additional Market Requirements
1	Australia	☐	Yes - refer to Addendum (I) below
2	Austria	☐
3	Belgium	☐
4	Canada	☐
5	Czech Republic	☐
6	Denmark	☐
7	Euroclear	☐
8	Finland	☐
9	France	☐	Yes - refer to Addendum (IV) below
10	Germany	☐
11	Hong Kong	☐
12	Hungary	☐	Yes - refer to Addendum (II) below
13	Italy	☐
14	Japan	☐	Yes - refer to Addendum (II) below
15	Mexico	☐	Yes - refer to Addendum (II) below
16	Netherlands	☐
17	New Zealand	☐
18	Norway	☐
19	Poland	☐
20	Portugal	☐
21	Singapore	☐	Yes - refer to Addendum (II) below

22	South Africa	☐
23	Spain	☐
24	Sweden	☐
25	Switzerland	☐
26	Turkey	☐	Yes - refer to Addendum (III) below
27	United Kingdom	☐
28	United States	☐

Lender acknowledges that this Schedule 4 to the Securities Lending Agreement dated                      is effective as of the date specified below and that the relevant Addenda within this Schedule shall apply.

By:
Name:
Title:
Date:

ADDENDA to Schedule 4

I.	Australia

(a)	With regards to any Institutional Share Offering (“ISO”) offered by an Australian issuer to Lender, Lender shall be solely responsible for either (i) itself informing or (ii) directing State Street Custodian to inform J.P. Morgan that Lender has (a) been invited to participate in such ISO and (b) intends to, or otherwise, exercise any rights in relation to Securities on Loan.

(b)	Lender hereby acknowledges that due to the nature of an ISO, J.P. Morgan will be unaware of such ISO arising and will therefore rely solely on Lender’s or State Street Custodian’s notification provided in (a) above.

(c)	Subject to Clause 4 hereof (Instructions), Lender or State Street Custodian must provide election Instructions to J.P. Morgan:

(i)	prior to market expiry where the timing of the ISO announcement makes it reasonably practicable to permit election Instructions to be given prior to such market expiry; and

(ii)	in all other cases, prior to the applicable Cut-Off Time.

Such election Instructions must specify whether Lender wishes to (i) take up the ISO; (ii) lapse the ISO; or (iii) lapse and take up any available cashbook build. Upon receipt, J.P. Morgan shall use reasonable endeavours to forward such election Instructions to Borrower.

(d)	J.P. Morgan shall not be liable to Lender in the event that:

(i)	Lender or State Street Custodian does not provide to J.P. Morgan any election Instructions; or

(ii)	Lender or State Street Custodian fails to provide J.P. Morgan with timely election Instructions with respect to such an ISO, and J.P. Morgan in its sole discretion does not take any action in relation to such election Instructions; or

(iii)	election Instructions were received by Borrower after market expiry of the ISO and Borrower is unable to accept such election Instructions.

II.	Hungary, Japan, Mexico, Singapore

To the extent that Lender has approved in this Schedule that the following jurisdictions are eligible markets, Lender represents and warrants that it does not have a “permanent establishment”:

•	Hungary

•	Japan

•	Mexico

•	Singapore

III.	Turkey

Lender represents and warrants that all:

(i)	Turkish equities in the Lending Account were purchased after 1st January, 2006 and are not subject to the “Non Resident Investment Fund” regime; and

(ii)	Turkish bonds in the Lending Account were issued after 1st January, 2006, and can be made available for lending under Applicable Law.

Lender shall promptly identify to J.P. Morgan by notice, which notice may be oral, if the above representation and warranty ceases to be true. Upon such notice, J.P. Morgan shall restrict the lending of the relevant Turkish Securities to Borrowers. In the event Lender fails to promptly notify J.P. Morgan that the above representation and warranty ceases to be true, J.P. Morgan shall not be liable for any Liabilities of Lender arising as a result of continued lending of such Turkish Securities.

IV.	France

Lender acknowledges and accepts that when lending Securities issued by French issuers (“French Securities”), any additional tax credits (including, but not limited to, Credit d’lmpot) that may be due to the holder of such French Securities had they not been on Loan over record date, will not form part of the manufactured Income (as defined in the applicable MSLA) that is collected from a Borrower on behalf of the Lender.

SCHEDULE 5

Persons Authorized To Give Instructions

Full Name and Official Position	Method of Instruction*	Limitation in Authority**	Telephone Number	Specimen Signature

Signed for and on behalf of Lender by:

Signature:

Name:

Position:

*	i.e. writing, telephone or facsimile
** **	“All”, “No limit” or similar phrases would include authority to issue instructions relating to foreign exchange.

SCHEDULE 6A

Form of Master Securities Lending Agreement (US Borrowers)

See Separate Attachment

SCHEDULE 6B

Form of Master Securities Lending Agreement (non-US Borrowers)

See Separate Attachment

SCHEDULE 7

Cut-off Times

Type of Instruction	Cut-off Time
Delivery of manufactured Non-cash Distributions to J.P. Morgan	10 Business Days prior to the date the Non-cash Distribution is payable
Sale of Securities on Loan	No later than 18:00 local time on trade date in the market of settlement unless otherwise specified in this Schedule or separately
Sale of Turkish Securities on Loan	No later than 14:30 local time on trade date
Sale of any Securities on Loan settled through the Federal Reserve Bank of New York	No later than 09:00 EST on settlement date
ISO election	Market expiry date of ISO + 1

SCHEDULE 8

Electronic Access

1.	J.P. Morgan shall permit Lender and its authorized users to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”). J.P. Morgan reserves the right to modify this Schedule 8 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to Lender. J.P. Morgan shall endeavor to give Lender reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to Lender if J.P. Morgan determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.

2.	In consideration of the fees paid by Lender to J.P. Morgan and subject to any applicable Software License Addendum in relation to J.P. Morgan owned or sublicensed Software provided for a particular Application, J.P. Morgan grants to Lender and, where applicable, its authorized users on the terms of this Schedule 8 a non-exclusive license to use the Products and the information and data made available to Lender through the Products (the “Data”) for the sole use of Lender. Lender may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3.	The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by J.P. Morgan’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule 8, the provisions of this Schedule 8 shall prevail.

4.	Lender acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and Lender hereby expressly assumes such risks. Lender shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by J.P. Morgan. Lender acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of Lender, and J.P. Morgan disclaims all risks related thereto, notwithstanding that J.P. Morgan may recommend certain security and/or communication software packages. All such software must be interoperable with J.P. Morgan’s software. Each of Lender and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall provide other appropriate means for the Lender or its authorized users to instruct J.P. Morgan or obtain reports from J.P. Morgan. Provided that J.P. Morgan reasonably provides such other means, J.P. Morgan shall not be liable for any Liabilities arising out of the inability to instruct or communicate using the J.P. Morgan’s web site in the absence of the J.P. Morgan’s gross negligence or wilful misconduct.

6.	Lender shall use (and procure that its affiliates, authorized users, and other agents will use) appropriate and up to date products that are commercially available to protect their respective systems and associated files and data from the threat of computer viruses and other similar destructive software elements (“Viruses”) and to minimize the risk of transmission of Viruses between the parties.

7.	Lender shall promptly and accurately designate in writing to J.P.Morgan the geographic location of its users from time to time. Lender further represents and warrants to J.P. Morgan that Lender shall not access the service from any jurisdiction which J.P. Morgan informs Lender or where Lender has actual knowledge that the service is not authorized for use due to local regulations or laws.

8.	Lender shall be responsible for the compliance of its authorized users with the terms of this Schedule 8.

EXHIBIT 1

JPMorgan Chase Bank, N.A.

Securities Lending - Products

Internet browser based applications:

Name of Application	Description
JPMorgan ACCESS Dashboard	Provides Customer with a convenient overview of their securities related business activity, allowing Customer to view key data elements from lower-level business applications in various formats - numeric, text, graph, and tables. Customer also has ability to drill down from the high level summary information directly to detailed reports and other data residing within lower level applications.

Views Portfolio Reporting	Provides Customer portfolio reporting on an intra-day, close-of-business or historical basis. Customers may choose from standard board-room quality reports, or create and save customized reports to satisfy their unique reporting requirements.

Securities Lending Agreement

[Insert Name of Lender]

INDEMNIFIED REPO ADDENDUM TO SECURITIES LENDING AGREEMENT

This Addendum dated                      to the Securities Lending Agreement (“Agreement”) is between JPMorgan Chase Bank, National Association (“J.P. Morgan”), and                      (“Lender”).

Capitalized terms in this Addendum that are not defined herein have the meaning set forth in the Agreement, or if not defined therein, the Master Repurchase Agreement.

Whereas, Repurchase Agreements are an Authorized Investment pursuant to the Agreement.

Whereas, Lender agrees to enter into Repurchase Agreement Transactions.

Whereas, J.P. Morgan agrees to indemnify Lender for the Repurchase Agreement Transactions pursuant to the terms of this Addendum.

1. DEFINITIONS

a)	For the purposes of this Addendum, the following terms shall have the following meanings:

“Market Value” has the meaning set forth in the Master Repurchase Agreement.

“Master Repurchase Agreement” means a master repurchase agreement between J.P. Morgan and a Permitted Counterparty, under which J.P. Morgan acts as agent in connection with Repurchase Agreement Transactions between the Lender, as repo buyer, and the Permitted Counterparty, as repo seller.

“Permitted Counterparty” means a repo seller approved by J.P. Morgan from time to time.

“Purchased Securities” has the meaning set forth in the Master Repurchase Agreement and shall be limited to the securities permitted by the Investment Guidelines and this Addendum.

“Repo Event of Default” means the events of default set forth in the Master Repurchase Agreement.

“Repurchase Agreement” means a Transaction subject to the Master Repurchase Agreement, including the without limitation, the repurchase price and the price differential paid thereon.

“Transaction” means each individual investment of Cash Collateral by the Lender in a Repurchase Agreement with the Permitted Counterparty.

2. OBLIGATIONS OF J.P. MORGAN IN THE CASE OF PERMITTED COUNTERPARTY DEFAULT

a)	If the Permitted Counterparty fails to repurchase Purchased Securities in any Transaction pursuant to a Repo Event of Default under to the terms of the Master Repurchase Agreement, J.P. Morgan shall take action as appropriate in accordance with the terms of the Master Repurchase Agreement, general market practice and J.P. Morgan’s reasonable judgment.

b)	(i) In addition to the actions described in section 2(a) and after the expiration of any reasonable and customary grace period, if any, if the Permitted Counterparty with respect to any Transaction effected under the Repurchase Agreement fails to repurchase Purchased Securities on the Repurchase Date or if any other Repo Event of Default under the Master Repurchase Agreement applicable to the Permitted Counterparty shall have occurred and be continuing under the Master Repurchase Agreement, then J.P. Morgan shall, at its expense, but subject to this Addendum, deposit the difference between the Repurchase Price and the Market Value of the Purchased Securities into the Lender’s cash account, as soon as practicable.

(ii) Notwithstanding any other provision of this Section 2(b), the obligation to credit the Lender’s cash account with the difference between the Repurchase Price and the Market Value of the Purchased Securities shall be reduced by an amount equal to the extent of any shortfall in the value of the Purchased Securities which is attributable to one or more of the following:

(x)	the act or omission or insolvency of any Securities Depository or Tri-party Institution, other than J.P. Morgan or any of its Affiliates in the case of insolvency of a Tri-party Institution; or

(y)	J.P. Morgan reliance on incorrect prices of the Purchased Securities provided by a pricing vendor, provided, however, that J.P. Morgan shall have met its standard of care with respect to reviewing the reasonableness of any such price.

c)	Assignment of Rights

J.P. Morgan shall be subrogated to, and Lender shall assign and be deemed to have assigned to J.P. Morgan, all of its rights in, to and against the Permitted Counterparty (and the guarantor, if any, of the Master Repurchase Agreement) (i) in respect of such Master Repurchase Agreement to the extent of any payment or purchase made by J.P. Morgan under section 2(b) (or otherwise made to Lender by J.P. Morgan on behalf of the affected Permitted Counterparty under the Master Repurchase Agreement), and (ii) subject to Lender’s rights under section 2(b), any Purchased Securities provided by Permitted Counterparty in respect of such Transaction, and all proceeds of such Transactions, including any Purchased Securities and proceeds remaining after the application process set forth in section 2(b). If Lender receives or is credited with any payment, benefit or value from or on behalf of

Permitted Counterparty in respect of rights to which J.P. Morgan is subrogated as provided herein, Lender shall promptly remit or pay to J.P. Morgan the same (or its Dollar equivalent).

3. EFFECT OF THIS ADDENDUM

Except as expressly stated by this Addendum, the Agreement shall remain in full force and effect in accordance with its terms. All references to the Agreement in the Addendum or any other document executed or delivered in connection therewith shall, from and after the effective date of this Addendum, be deemed to be references to the Agreement, as amended hereby, unless the context expressly requires otherwise. This amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

4. GOVERNING LAW

This Addendum shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to its principles of conflict of laws (except that the foregoing shall not reduce any statutory right to choose New York law or forum).

JPMORGAN CHASE BANK, N.A., as Agent	[LENDER]

By:
Title:	By:
Title:

Schedule A

Purchased Securities Deemed Acceptable to J.P. Morgan and the Lender

Item numbers below correspond to items listed in Appendix A-USD (Reverse Repurchase Agreement Collateral Categories) of the Investment Guidelines

1.	U.S. Treasury Securities

2.	GNMA Mortgage Backed Securities (MBS)

3.	U.S. Government Sponsored Securities or Obligations

5.	Supranationals/Non-US Agencies

10.	U.S. Equity Securities

Please see Appendix A-USD (Reverse Repurchase Agreement Collateral Categories) of the Investment Guidelines for additional details and definitions regarding the above.